Exhibit 10.1

AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT (hereinafter referred to as the “Agreement” or the “Contract”) is made and entered into by and between MEC Holdings (USA), Inc. and Sunshine Meadows Racing, Inc. (hereinafter collectively referred to as “Seller”), and Lincoln Property Company and Orion Investment Properties, Inc. and/or their approved assigns (hereinafter collectively referred to as “Buyer”).

R E C I T A L S:

A.                                   Seller owns the real and personal property hereinafter more particularly described.

B.                                     Buyer desires to purchase said real and personal property owned by Seller at the time, for the price, on the terms, and under the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.                                       RECITALS.  The Recitals set forth above are incorporated herein by reference and made a part of this Agreement as fully as if set forth herein verbatim.

2.                                       PROPERTY TO BE SOLD AND PURCHASED.  For the consideration herein set forth, the Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the real and personal property hereinafter described, to wit:

(a)                                  The real property situated in Marion County, Florida and described in Exhibit “A”, attached hereto and made a part hereof, together with all right, title and interest of Seller in and to all easements, rights-of-way, privileges, and appurtenances belonging or in anywise appertaining to the real property described in Exhibit “A”, and together with all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed in front of or adjoining said real property, to the center line thereof, and all right, title and interest of Seller in and to any condemnation award relating to the said property, whether payable by virtue of a taking of any portion of the property, by virtue of the change in grade of any street adjoining or abutting said property, or otherwise, and all mineral rights to any surface or subsurface minerals or other marketable materials or substances (said real property and the rights, interests and estates appurtenant thereto as above-described in this Subsection 2(a), are hereinafter collectively referred to as the “Land”).

(b)                                 All citrus trees or other agricultural or commercial product, buildings, fixtures and improvements of whatsoever kind, nature or description owned by Seller and presently situated on, in or under, or hereafter erected, installed or placed on or under the Land (hereinafter collectively referred to as the “Improvements”).

(c)                                  All of Seller’s right, title and interest in and to all personal property of every kind and nature owned by Seller and now or hereafter attached, installed, located and/or situated in, on, under or about the Land and/or the Improvements, including, but not by way of limitation: (i) all flooring materials, window treatments, floor coverings and furniture situated in or on any part of the Improvements; (ii) all heating, lighting, refrigerating, plumbing, ventilating, incinerating, water heating, cooking, cooling, heating and air conditioning equipment, fixtures and appliances, engines and machinery, signs, utility service devices, connections and meters, pumps, motors, awnings, boilers, furnaces and pipes used in connection with the use, operation, maintenance or enjoyment of the Land and Improvements; (iii) all cultivation, and/or maintenance tools and equipment, all inventories and supplies used in connection with the use, operation, cultivation, maintenance and/or enjoyment of the Land and/or the Improvements; (iv) all tenant leases, service contracts, licenses, permits, guaranties and warranties (including, but not limited to, termite bonds and guaranties); (v) all citrus fruit or other agricultural product maturing, matured or existing on the citrus trees or other agricultural or mineral product situated upon, in or under any portion of the Land at the time of conveyance of the Land to Buyer pursuant to the terms hereof; (vi) all pumps and irrigation pipes and other equipment together with all machinery, equipment and/or apparatus, if any, owned by Seller and utilized in connection with the cultivation, fertilization, maintenance and/or harvesting of citrus crops or other crops or commercial product from or with respect to any portion of the Land; and (vii) any and all other personal property (tangible and intangible) of whatsoever kind, nature or description situated on, in, upon or relating to, directly or indirectly, the Land and/or Improvements, with the exception of any value appraisals, but including all abstracts of title, title insurance policies, surveys (boundary & topographical), soil studies, environmental studies, land planning studies or reports to the extent such personal property can be conveyed without any third party consents.  The personal property described in this Subsection (c) as that which is to be sold by Seller to Buyer is hereinafter collectively referred to as the “Personal Property”.  The Land, the Improvements and the Personal Property are hereinafter sometimes collectively referred to as the “Property”.

3.                                       PURCHASE PRICE AND METHOD OF PAYMENT.  The purchase price for the Property is Sixteen Million Five Hundred Thousand DOLLARS and No CENTS ($16,500,000.00) adjusted, if required, as provided in Sections 5 and 14 and payable as follows:

(a)                                  Two Hundred Fifty Thousand DOLLARS and No CENTS ($250,000.00) earnest money deposit (the “First Earnest Money Deposit”) paid by Buyer to Shutts & Bowen LLC (the “Escrow Agent”) within five (5) business days following receipt, by Buyer, of a copy of this Contract dated and signed by Seller.  The First Earnest Money Deposit shall be held in trust by the Escrow Agent subject to such agent’s standard form of escrow agreement (the “Escrow Agreement”) which Seller and Buyer shall join in and execute and disbursed as set forth below.

(b)                                 Seven Hundred Fifty Thousand DOLLARS and No CENTS ($750,000.00) earnest money deposit (the “Second Earnest Money Deposit”) (collectively the First Earnest Money Deposit and the Second Earnest Money Deposit are referred to herein as the “Earnest Money Deposits” and are to be held pursuant to the terms of the Escrow Agreement) paid by Buyer to the Escrow Agent within three (3) business days following the expiration of the Inspection Period (as hereinafter defined) in the event Buyer elects not to terminate this Contract by written notice to Seller prior to expiration of the Inspection Period.

(c)                                  The balance of Fifteen Million Five Hundred Thousand DOLLARS and No CENTS ($15,500,000.00) shall be payable in cash, by completed bank wire transfer of federal funds to an account designated by Seller, or by way of a cashier’s check issued by a state or national banking institution located in Orange County, Florida, it being understood that the precise amount of cash payable at closing to complete payment of the cash portion of the purchase price may vary depending upon the applicable adjustments and prorations, including, but not limited to, the adjustment to the purchase price pursuant to Sections 5 and 14 below.

4.                                       EARNEST MONEY DEPOSITS.  The Escrow Agent receiving the Earnest Money Deposits will be authorized, by the terms of the Escrow Agreement, to hold the same in escrow and to deliver and disburse same (subject to clearance of checks), in accordance with the terms and conditions of this Agreement.  Failure of clearance of funds shall not excuse performance by Buyer.  The Escrow Agent will be authorized to deposit the funds in an interest-bearing account at a bank or other financial institution insured by the FDIC or the FSLIC.  Such account shall be maintained in the name of the Escrow Agent (as “escrow agent” or as “trustee”).  The return (whether classed as interest or dividends) earned on said Earnest Money Deposits shall be paid to, for the account of, or at the direction of Buyer, except in the event Seller becomes entitled to receive all or any portion of the Earnest Money Deposits by virtue of any default hereunder by Buyer entitling Seller to receive the Earnest Money Deposits (or any portion thereof) as liquidated damages, in which event, Seller shall be entitled to also receive the return earned on such portion of the Earnest Money Deposits as is payable to Seller.  The taxpayer identification number to be shown on the account into which the Earnest Money Deposits are deposited by the Escrow Agent shall be that of the Buyer, and Buyer shall promptly furnish such number to the Escrow Agent at the time of execution of the Escrow Agreement by Buyer.  At the time of execution and delivery of this Agreement by Buyer, Buyer shall execute and deliver to the Escrow Agent a Form W-9 to enable the Escrow Agent to open the interest bearing account into which the Earnest Money Deposits shall be placed.

In the event that Buyer, Seller or any other person or entity receives any part of any return earned on the Earnest Money Deposits, that person or entity shall cooperate in the filing of all reasonably necessary documents including, but not limited to, Forms W-9 and/or 1099 to the extent applicable to ensure proper reporting of such return for federal income tax purposes.

5.                                       INTENTIONALLY OMITTED.

6.                                       SURVEY.  Within five (5) calendar days following the Effective Date (as hereinafter defined), Seller shall provide, at its expense, one (1) original sealed reproducible print of the boundary survey of the Land dated August 2007 (the “Survey”) prepared by R.M. Barrineau & Associates, Inc., Professional Surveyors and Mappers (whose address is 1309 S.E. 25th Loop, Suite 103, Ocala, Florida 34471 and who is a registered Florida surveyor) (the “Surveyor”). In the event the Survey discloses any encroachments, overlaps, boundary line disputes, gaps, gores or that the Property (or any part thereof) is affected by matters other than the Permitted Exceptions (as hereinafter defined), such matters disclosed by the Survey shall be deemed “title defects” to be cured as provided for in Section 9 below.  The Survey shall contain the certification by the Surveyor that the Survey was prepared in accordance with the so-called “Minimum Technical Standards for Land Surveying in the State of Florida” (Chapter 61G17-6, Florida Administrative Code).  The Survey shall contain the legal description of the boundaries of the Land by metes and bounds or other appropriate description.  The Survey shall be certified to Buyer, Seller, the Title Insurance Company (as hereinafter defined) and the Issuing Agent (as hereinafter defined) and any lenders of Buyer.

The legal description of the Land contained in the Survey shall be the legal description utilized in the instrument of conveyance.

In the event the legal description contained in the Survey describes the Land in more than one (1) parcel, the Survey shall contain the Surveyor’s certification to the effect that all subparcels which together comprise the Land are contiguous, each to the other, and that there exist no gaps or gores.

7.                                       INSPECTION OF PROPERTY.  During the period (the “Inspection Period”) from and after the Effective Date of this Agreement through and including the date which is 90 days following the Effective Date, hereof, Buyer shall have the right, but not the obligation, at Buyer’s sole cost and expense, to make such investigations, surveys, architectural and engineering studies, soil borings, environmental studies, traffic studies, flood studies and other examinations, studies, tests, investigations and inspections of and concerning the Property (collectively the “Inspections”) as Buyer may deem appropriate in Buyer’s sole discretion.  Buyer and its agents, employees and independent contractors shall have the right to enter upon the Property for the purpose of performing the Inspections, provided said Inspections shall not in any way damage the Property, cause injury to any person, cause damage to any adjacent real property or interfere with the operations of the lessors of the Property pursuant to the leases listed in Exhibit “B”.  Buyer shall at all times indemnify, save harmless and defend Seller from and against any and all claims, liabilities, loss, costs, damage and expenses (including reasonable attorneys’ fees at or before the trial level and in any appellate proceeding) which Seller may suffer, sustain or incur by reason of the exercise of the right to make and conduct the Inspections, including any damage to the Property or to any person or other land, and including the filing of any mechanics’ or other lien or liens against the Property.  This duty of Buyer to indemnify, defend and hold harmless the Seller shall survive the closing or earlier termination of this Agreement.  Buyer may at any time prior to the expiration of the Inspection Period terminate this Agreement for any reason whatsoever, in Buyer’s absolute and sole discretion, by written notice to Seller and, subject to Subsection 8(c), upon such timely termination, the First Earnest Money Deposit shall be returned to Buyer, whereupon all parties hereto shall be released from further liability hereunder except with respect to the indemnification provisions of this Agreement, which shall survive the termination of this Agreement for a period of one year.

In the event Buyer fails to terminate this Agreement by written notice to the Seller on or before the expiration of the Inspection Period, Buyer shall deliver to the Escrow Agent, within three (3) business days following the expiration of the Inspection Period, the Second Earnest Money Deposit referred to in Subsection 3(b) above, and the parties hereto shall proceed to closing the transaction.

Buyer agrees that it is not relying on Seller’s current property taxes as the amount of property taxes that the Buyer may be obligated to pay in the year subsequent to purchase as a change in ownership or property improvements trigger reassessments of the Property that could result in higher property taxes.

8.                                       DISCLOSURE BY SELLER AND COOPERATION WITH BUYER.

(a)                                  Within five (5) business days of the Effective Date, Seller shall deliver to Buyer originals or copies of all surveys, title insurance policies, abstracts of title, land plans, renderings, soil test results and data, flood studies, level I or II environmental studies, engineering studies, topographical surveys, leases listed in Exhibit “B” hereof, land planning studies, construction drawings, applications for development approvals (including, but not limited to, applications or submittals to SWFWMD, St. Johns Water Management District (or other applicable water management district) FDOT, FDEP, the City of Ocala, Marion County, FEMA, the Army Corps of Engineers, or the Florida DCA), any applications for concurrency approval, development agreements, applications for zoning changes or variances, and all comments from any aforementioned agencies and all responses thereto from Seller or its consultants or representatives, in Seller’s possession or under Seller’s control pertaining to the Property or any part thereof.  Seller’s duty shall extend only to the furnishing to Buyer of copies of the documents, instruments and materials described in the foregoing sentence if and to the extent such exist and are in the possession or under the control of Seller, and Seller shall have no affirmative duty to purchase or procure any of the foregoing which do not exist as of the Effective Date of this Agreement.  The furnishing by Seller to Buyer of copies of the documents, instruments and materials described above in this Subsection (a) shall be on going as new materials are received by Seller.  The delivery of these materials to Buyer shall be without representation, covenant, or warranty concerning the accuracy thereof or concerning Buyer’s right to utilize or rely thereon.

Buyer hereby agrees to maintain all information

provided to it by or on behalf of Seller in strict confidence, not to disseminate such information outside of its organization and to only use the information for the purposes of evaluating the purchase of the Property.

Any failure by Seller to timely deliver the aforesaid documents or any other documents or materials Seller is obligated to deliver under any provision of this Agreement within the initial five (5) business day period (or under any other applicable time period referenced in any other provision of this Agreement), shall extend the Inspection Period and Closing Date by one (1) business day for each business day that said documents or materials are not timely delivered to Buyer.

(b)                                 From and after the Effective Date through to the Closing Date, Buyer and Seller shall use commercially reasonable efforts to cooperate with each other (and to instruct their respective consultants to do the same) in connection with negotiations with applicable governmental authorities, adjacent landowners, homeowners’ associations and/or lakefront homeowners’ associations, if any, or any other parties in connection with, or pertaining to the obtaining of such zoning changes, variances, land use changes or designations, annexation, subdivision, conveyance of conservation land, and\or other governmental approvals (collectively, “Land Changes”) deemed necessary and/or desirable, by Buyer, to permit development of the Land in accordance with whatever uses Buyer deems appropriate, in Buyer’s sole discretion, as permitted under State, Federal and local law, all at the Buyer’s sole cost and expense.  Furthermore, during this period Seller agrees to execute (at Buyer’s expense) all reasonable documentation necessary for Buyer to apply for entitlements prior to the Closing Date in connection with its proposed use of the Property.  Buyer agrees to apply for any such entitlements at its sole expense.  Notwithstanding any of the foregoing, Buyer shall take no action during this period to encumber the Land and/or title thereto.

(c)                                  Buyer agrees that in the event the transaction contemplated by this Agreement does not close by virtue of Buyer exercising a termination right provided for in Section 7 or Section  9, Buyer will promptly, and in any event within fifteen (15) days of the date on which it is determined that the transaction will not close (the “Determination Date”), seek to cancel, nullify, reverse or seek to withdraw applications relating to any and all Land Changes brought about by, on behalf of or at the request of Buyer (except those that the Seller, in its sole discretion, has agreed in writing can remain) such that the Property (including all its attributes) is returned to substantially the same land use designations as existed on the Effective Date.  Until such time as Buyer complies with its obligations as set forth in this Subsection (c), and notwithstanding any other provision of this Agreement except for and subject to the express conditions contained in Section 25, below (the Force Majeure provision) , the First Earnest Money Deposit shall be retained by the Escrow Agent and not returned to Buyer and, again subject to Section 25, below, if such Buyer obligations are not complied with to the reasonable satisfaction of Seller within two (2) months of the Determination Date, the First Earnest Money Deposit shall be disbursed to Seller.  The above notwithstanding, the Deposit forfeiture provision of this Subsection (c) shall also not apply so long as Buyer is diligently working to satisfy its obligations under this Subsection (c).

(d)                                 In the event the transaction contemplated by this Agreement does not close, the Buyer shall immediately (i) return all of the materials referenced in Subsection 8(a) to the extent they have been provided by the Seller and (ii) deliver to Seller all documentation and material prepared by Buyer, its consultants and representatives in relation to the Property subsequent to the Effective Date.

9.                                       EVIDENCE OF TITLE.  Within fifteen (15) calendar days following the Effective Date, Seller shall procure issuance and delivery to Buyer (with a copy to Buyer’s attorney), by a title company or attorney selected by Seller as issuing agent (the “Issuing Agent”) for Commonwealth Land Title Insurance Company, Attorneys’ Title Insurance Fund, Inc., First American Title Insurance Company, or such other title insurance company authorized to do business in the State of Florida as Seller may select or determine (the “Title Insurance Company”), of a commitment for title insurance (together with copies of all instruments referred to therein) agreeing to issue to Buyer, upon recording of the general warranty deed to Buyer, a fee owner’s policy of title insurance (ALTA Form B) in the amount of the purchase price provided for in Section 3 above, insuring the title of Buyer to the Land, subject only to the Permitted Exceptions (as hereinafter defined) and described in Exhibit D, and the so-called “Standard Exceptions” contained on the inside jacket cover of the standard Title Insurance Company form of commitment.

Said commitment shall provide that the Standard Exceptions shall be deleted from the owner’s title insurance policy issued pursuant to the commitment upon furnishing to the Issuing Agent: (i) a lien, possession and encumbrance affidavit in the customary form (and Seller agrees to furnish such affidavit at and as a part of the closing); and (ii) the above-mentioned Survey of the Land.

The lien, possession and encumbrance affidavit referred to above shall certify, among other things, that no one other than Seller is in possession of the Land, with the exception of the tenants under the leases listed in Exhibit “B” to this Agreement, and no work has been done on the Land and no materials, labor or services were furnished to, or for the benefit or improvement of, the Land at the instance or request of Seller for the one hundred twenty (120) day period immediately prior to the date of closing which could serve as the basis for any statutory or common law liens or claims on or affecting the Land. Said lien, possession and encumbrance affidavit shall reflect, however, that the activities of Buyer or Buyer’s agents, employees or independent contractors as permitted under Section 7 of this Agreement may give rise to statutory or common law liens or claims for labor, services or materials.

Marketability of title to the Property shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with applicable law.  Buyer shall have fifteen (15) calendar days from receipt of the title insurance commitment to examine same.  If title to the Property is determined to be subject to other than the Permitted Exceptions (as hereinafter defined and described in Exhibit D), Buyer shall, within three (3) business days following the expiration of the fifteen (15) calendar day examination period, notify Seller in writing specifying the defects.  Seller shall then, for a period of up to thirty (30) calendar days from receipt of such notice from Buyer, use commercially reasonable efforts to cause the specified defects to be cured, of record, and the exceptions from coverage for such defects to be removed from the title insurance commitment (and any policy issued pursuant thereto).  If Seller, using commercially reasonable efforts, is unable to cure such defects and remove such exceptions within thirty (30) calendar days of being notified by Buyer of such defects, Buyer, at Buyer’s sole election, shall have the right to:

(a)                                  terminate this Agreement, and, subject to Subsection 8(c), upon such termination, all Earnest Money Deposits shall be returned to Buyer, whereupon all parties hereto shall be released from any further liability hereunder with the exception of the indemnity in Sections 7 and 18, which shall survive as provided therein;

(b)                                 close and accept conveyance of the Property subject to said title defects; or

(c)                                  if the title defects are in the nature of liens or encumbrances which can be discharged by the payment of money, Buyer shall have the option to pay and discharge the same at or prior to closing, in which event, a credit for the cost thereof, including any reasonable attorneys’ fees incurred in connection therewith, shall be given to Buyer as part of the adjustments and prorations at the closing.

On the day prior to the Closing Date, the Issuing Agent shall cause to be conducted an examination of the Public Records of Marion County, Florida from the effective date of the title insurance commitment to a date as close to the Closing Date as possible.  On the Closing Date, the Issuing Agent shall issue an endorsement to the title insurance commitment changing the effective date thereof to a date through which title to the Property has been examined, which endorsement shall reflect any title matters recorded during the period searched.  Said endorsement shall likewise contain the affirmative commitment of the Title Insurance Company to insure the so-called “gap period” in accordance with Section 627.7841, Florida Statutes, as amended.  If the endorsement to the title insurance commitment discloses the recordation of additional instruments affecting title to the Property or any part thereof (other than instruments caused or created by Buyer or any agent, employee or independent contractor of Buyer) during the period subsequent to the effective date of the title insurance commitment, closing shall be extended for up to Sixty (60) calendar days and Seller shall use commercially reasonable efforts to cause such defects to be removed within such period.  In the event Seller, using commercially reasonable efforts, is unable to remove said intervening title defects within sixty (60) calendar days, Buyer, at Buyer’s sole election, shall have the right to:

(a)                                  terminate this Agreement and, subject to Subsection 8(c), upon such termination, all Earnest Money Deposits shall be returned to Buyer, whereupon all parties hereto shall be released from further liability hereunder with the exception of the indemnity in Sections 7 and 18, which shall survive as provided therein;

(b)                                 close and accept conveyance of the Property subject to said intervening title defects; or

(c)                                  if the title defects are in the nature of liens or encumbrances which can be discharged by the payment of money, Buyer shall have the option to pay and discharge the same at or prior to closing, in which event, a credit for the cost thereof, including any reasonable attorneys’ fees incurred in connection therewith, shall be given to Buyer as part of the adjustments and prorations at the closing.

10.                                 CONVEYANCE OF PROPERTY.  Title to the Land, the Improvements and the Personal Property shall be conveyed to Buyer by General Warranty Deed and Bill of Sale free and clear of all liens, encumbrances and matters whatsoever except for the following (the “Permitted Exceptions”):

(a)                                  Taxes for the year of closing and subsequent years;

(b)                                 Zoning, restrictions, prohibitions and other matters imposed by governmental authority;

(c)                                  The leases listed in Exhibit “B”; and

(d)                                 Any other matters specifically referred to in this Agreement and Exhibit D.

11.                                 REPRESENTATIONS, WARRANTIES & CONTINGENCIES.  Seller warrants and represents that the following are true and correct as of the Effective Date of this Agreement and will be true and correct on the date of closing:

(a)                                  Except for this Agreement, there exist no written or oral options, leases, contracts or agreements of whatsoever kind, nature or description between Seller and any other person or entity providing for the sale, lease or encumbrance of the Property, or any part thereof, with the exception of the leases listed in Exhibit “B”.

(b)                                 Seller has not received any written or oral notice from any governmental authority indicating that the existing use or condition of the Property, or any part thereof, violates any statute, ordinance, rule or regulation of any governmental authority.

(c)                                  To the best of the Seller’s knowledge, any handling, transportation, storage, treatment or usage of hazardous or toxic substances (including asbestos) which has occurred on the Property has been in compliance with all applicable federal, state and local statutes, ordinances, rules and regulations, and no hazardous or toxic substances (including asbestos) are present on the Property.  As used herein, the phrase “hazardous or toxic substances” shall mean and refer to any substance or matter giving rise to liability under the Resources Conservation Recovery Act (“RCRA”), 42 U.S.C. Section 6901, et seq., or the

Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Sections 9601, et seq., or Chapter 376 or Chapter 403, Florida Statutes, or Chapter 17, Florida Administrative Code.

Buyer’s obligation to close under this Agreement is conditioned and contingent upon the last of the following to occur: (i) assignment and delivery by Seller, to Buyer, of any and all governmental approvals and permits obtained by Seller during its ownership of the Property and the leases listed in Exhibit “B” at least ten (10) calendar days prior to the scheduled Closing Date, and, (ii) at the time of closing, a written certification (in affidavit form) executed by Seller specifying that the representations and warranties contained in this Section 11 are true and correct as of the Closing Date and an affidavit from all tenants listed in Exhibit “B” leases that neither they nor, to their knowledge, Seller are, as of the Closing Date, in default under said leases.

With respect to the representations and warranties contained in this Section 11, it is the intent that Seller shall remain liable to Buyer from and after the Closing Date for a period of one (1) year with respect to any damages suffered by Buyer: (i) as a result of any such surviving representation being false as of the Closing Date; or (ii) as a result of any such surviving warranty being breached as of the Closing Date, it being the intent of the parties hereto that although Seller’s liability shall continue following the Closing Date for a period of one year, the determination as to whether a representation was false or a warranty was breached shall be made as of the Closing Date.

12.                                 DATE AND PLACE OF CLOSING; DOCUMENTS FOR CLOSING.

(a)                                  This Agreement shall be closed in the offices of Shutts & Bowen LLC. (the “Closing Attorneys”) at 300 S. Orange Avenue Suite 1000, Orlando, Florida 32801, on the date which is Sixty (60) days following the date that  Buyer’s Inspection Period expires, assuming Buyer did not terminate this Agreement prior to the expiration of said date and, unless such date of closing is extended in accordance with the provisions of this Agreement (the “Closing Date”).  The closing shall commence at 10:00 a.m.

(b)                                 At closing, Seller and Buyer shall execute and deliver the following:

(1)                                  Documents to be executed and delivered by Seller:

(i)                                     the Lien, Possession and Encumbrance Affidavit referred to in Section 9 above;

(ii)                                  the Form DR-219 as required by the Department of Revenue of the State of Florida certifying to the amount of consideration paid to Seller for the Property in order that the General Warranty Deed be recorded in the Public Records of Marion County, Florida;

(iii)          the certification (in affidavit form) referred to in Section 11 above concerning Seller’s representations and warranties;

(iv)          the General Warranty Deed, the Bill of Sale, and such other instruments as may be required to convey the Property to Buyer subject only to the Permitted Exceptions; and

(v)           assignment of the Exhibit “B” leases.

(vi)          assignment and certification, to Buyer, of all third party work product delineated in Section 8 (a) hereof.

(vii)         Tenants’ affidavit as referenced in Section 8 (c), above.

(2)           Documents to be executed and delivered by Buyer and Seller:

(i)            the Closing Statement; and

(ii)           an Affidavit (the “FIRPTA Affidavit”) to be executed by Seller stating whether or not Seller is a “foreign person” for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and if Seller is a “foreign person” for such purposes, Seller and Buyer shall comply with such provisions of the Code, and implementing regulations, as shall be applicable, Buyer shall execute the required receipt signifying Buyer has received a copy of the FIRPTA Affidavit.

13.           EXPENSES.  State documentary stamps which are required to be affixed to the General Warranty Deed conveying the Property, and the cost of recording said General Warranty Deed and any corrective instruments, shall be paid by Seller.  Seller shall pay the premium for the owner’s title insurance policy referred to in Section 9 above.

The cost of the existing Survey shall be paid by Seller.  Any additional or updated survey work will be at the cost of the Buyer.  The costs and expenses to conduct and complete the Inspections shall be paid by Buyer.

Each party shall pay its own attorneys’ fees in connection with the negotiation, preparation and execution of this Agreement.  Fees and costs paid to Marion County, the City of

Ocala, the State of Florida or Federal Government or other authorities in connection with the filing and/or processing of any applications and/or petitions for any permits, rezonings, or other governmental approvals as referenced, herein, which are authorized or processed, by Buyer, shall be paid by Buyer.

14.           PRORATIONS OF REAL PROPERTY TAXES.  Real property taxes shall be adjusted at closing and prorated based on the current year’s tax with due allowance made for maximum allowable discount and other applicable exemptions, if any, allowed for said year.  If closing occurs at a date when the current year’s millage is not fixed and the current year’s assessment is available, taxes will be prorated based upon such assessment and the prior year’s millage.  If the current year’s assessment is not available, then taxes will be prorated based on the prior year’s tax.  Any tax proration based on an estimate shall, at the request of either party to the transaction, be subsequently readjusted upon receipt of the actual tax bill, the obligation to reprorate as aforesaid shall survive closing and delivery of the General Warranty Deed for a period of one (1) year.

15.           SPECIAL ASSESSMENT LIENS.  If at any time before the closing of the purchase transaction, the Land, or any part thereof, shall be or shall have been the subject of any assessment or assessments which are payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the closing, shall be deemed to be due and payable and to be liens upon the Property affected thereby and shall be paid and discharged at closing of the purchase transaction.

16.           DELIVERY OF POSSESSION.  Possession of the Property shall be delivered to Buyer by Seller on the Closing Date.

17.           DEFAULT AND REMEDIES.  If Buyer fails, neglects or refuses to perform its obligations under this Agreement, the Earnest Money Deposits then held by the Escrow Agent shall be disbursed to Seller as agreed upon liquidated damages, consideration for the execution of this Agreement, and in full settlement of all claims, whereupon Buyer and Seller shall be relieved of all obligations under this Agreement except as provided in Sections 7 and 18 of this Agreement.  In the event Seller fails, neglects or refuses to timely perform its obligations under this Agreement, Buyer shall have the right to: (i) bring an action for specific performance and/or damages; or (ii) elect to terminate this Agreement by written notice to Seller, whereupon all Earnest Money Deposits shall be returned to Buyer and parties hereto shall be released from liability hereunder except as provided in Sections 7 and 18 of this Agreement.

18.           BROKERS AND BROKERAGE COMMISSIONS.  Buyer hereby discloses that Lincoln Property Company of Florida, Inc.  and Michael J. Maloney are licensed real estate brokers pursuant to Chapter 475, Florida Statutes .Seller represents and warrants that it has engaged CB Richard Ellis, Inc. as its only broker with respect to the sale of the Property pursuant to the terms of the agreement attached hereto as Exhibit “C” (the “Commission Agreement”).  Buyer and Seller agree to indemnify and hold each other harmless from any claims for fees or commission associated with the transaction contemplated by this Agreement, except with respect to the commission payable pursuant to the terms of the Commission Agreement, which shall be for the account of the Seller and for which the Seller shall indemnify and hold harmless the Buyer. Each representation, warranty and agreement contained in this Section 18 shall survive termination, cancellation and rescission of this Agreement and shall survive closing and delivery of the general warranty deed for a period of one (1) year.

19.           SUCCESSORS AND ASSIGNS.  The covenants herein contained shall bind, and the benefits and advantages hereof shall inure to, the respective successors and assigns of the parties hereto; provided, however, that the foregoing provisions of this sentence shall not be construed to permit, authorize, recognize or legitimatize any assignment in violation of the provisions of Section 20 below.

20.           ASSIGNMENT.  Buyer may assign Buyer’s rights hereunder without the consent of Seller provided: (i) such assignment is made to an assignee in which Lincoln Property Company and\or Orion Investment Properties, Inc. is\are the general partners, members or managing members, shareholders or otherwise interested owners in such assignee.  Otherwise, Buyer may only assign Buyer’s rights hereunder with the consent of Seller, which consent may be unreasonably withheld.

21.           CONDEMNATION.  In the event of the institution of any proceedings (judicial, administrative or otherwise) which shall relate to a proposed taking of any portion of the Property by eminent domain prior to closing, or in the event of a taking of any portion of the Property by eminent domain prior to closing, Buyer shall have the right and option to terminate this Agreement by giving the Seller and the Escrow Agent written notice to such effect at any time after its receipt of written notification from Seller of any such occurrence or occurrences.  Seller hereby agrees to furnish Buyer with written notification of the institution of any such eminent domain proceedings within five (5) calendar days from the date Seller receives notice of the institution of such proceedings.  Should Buyer elect to terminate this Agreement as permitted in this Section 21, the Earnest Money Deposits and all return earned thereon shall be returned to Buyer by the Escrow Agent and thereupon all parties hereto shall be released from liability hereunder except with respect to the indemnity and hold harmless provisions of Sections 7 and 18.  In the event Buyer shall not elect to cancel this Agreement as provided for in this Section 21, Seller shall: (i) assign to Buyer at closing all of Seller’s right to any condemnation proceeds payable as a result of the taking referred to in this Section 21; or (ii) if Seller has already received all or any portion of the condemnation proceeds, the condemnation proceeds so received by Seller shall be paid to Buyer at closing by cash payment or credit against the purchase price.

22.           MISCELLANEOUS.

(a)           Whenever used herein, the singular number includes the plural, the plural the singular, and the use of any gender includes all genders.

(b)           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

(c)           This Agreement (and all exhibits thereto) constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  There are no other representations or other documents or materials relied on by the parties hereto in connection herewith, and no agreements, written or oral, between the parties hereto with respect to the subject matter hereof, except those contained or recited in this Agreement.  No modification, amendment or waiver of any provision or term of this Agreement shall be valid and binding upon the parties hereto unless in writing and executed by the parties hereto to be bound thereby.  The phrase “this Agreement” and the term “this Contract” mean and refer to this Agreement as it may be amended and/or supplemented from time to time in the manner described in the preceding sentence.

(d)           No waiver of any default by either party hereunder shall be implied from any omission by the other party to take action on account of such default, if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and it shall be operative only for the time and to the extent therein stated.  Waivers of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition.

(e)           The section headings herein contained are inserted for convenience of reference only and shall not be deemed to be a part of this Agreement, they shall be ignored in construing this Agreement.

(f)            As used herein, “Effective Date” shall mean the date on which the last one of Buyer and Seller has signed this Agreement.

(g)           Time is of the essence of this Agreement.

(h)           Whenever this Agreement requires that something be done within a period of days, such period shall, unless specified otherwise: (i) not include the day from which such period commences; (ii) include the day upon which such period expires; (iii) expire at 5:00 p.m. local time on the date by which such thing is to be done; (iv) if six (6) days or more, be construed to mean calendar days; provided that if the final day of such period falls on a Saturday, Sunday or legal holiday in the State where such thing is to be done, such period shall extend to the first business day thereafter; and (v) if less than six (6) days, be construed to exclude any Saturday, Sunday, or legal holiday in the State where such thing is to be done which falls within such period.  For the purpose of this Agreement, business days shall be defined as those days in any given calendar year excluding Saturdays, Sundays, and all Federal and State Holidays during which the Circuit Court for the Ninth District of Florida (Orange County) is not closed for business.

(i)            The provisions of this Agreement are intended to survive closing and delivery of the instruments transferring title to the Property for a period of one (1) year.  This Agreement is not intended to be extinguished by merger.

(j)            Whenever the words “includes” or “including” are used in this Agreement, the same shall not be construed to restrict or limit any of the language, terms or definitions used in association therewith.

(k)           Any notices or other communications or deliveries which may be required or desired to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, or if sent by overnight courier (e.g. Federal Express), or if mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective party at the addresses set forth below:

If to the Buyer:

Scott Stahley

Lincoln Property Company of Florida, Inc.

300 S. Orange Avenue Suite 1575

Orlando, Florida 32801

With a copy to:

Michael J. Grindstaff, Esquire

Shutts & Bowen, LLC

300 S. Orange Avenue, Suite 1000

Orlandoi, Florida 32801

If to the Seller:

General Counsel

MEC Holdings (USA), Inc.

337 Magna Drive

Aurora, Ontario, Canada L4G 7K1

With a copy to Seller’s attorney:

Tom Egan, Esquire

2107 S.E. Third Avenue

Ocala, Florida 34471

Any notice so given, delivered or made by mail shall be deemed to have been duly given, delivered or made three (3) calendar days after the date the same is deposited in the United States mail in the manner specified above.  Any notice delivered by overnight courier shall be deemed to have been duly given, delivered or made on the first day following the date the same is delivered to the overnight courier as established by the receipted bill of lading.  Any notice which is given, delivered or made by any manner other than U.S. certified mail or by overnight courier shall be deemed to have been duly given, delivered or made upon actual receipt of the same by the party to whom the same is to be given, delivered or made.  Either party may change the address to which notices are to be sent to such party by written notice to the other party specifying said change of address.

(l)            In connection with any litigation, including appellate and/or bankruptcy proceedings, arising out of, under or relating to this Agreement or to the Property, or in connection with any action for rescission of this Agreement or for declaratory or injunctive relief, the prevailing party shall be entitled to recover such party’s out-of-pocket costs and reasonable attorneys’ fees and same on appeal.

(m)          Both parties hereto, having been represented by counsel in connection with the negotiation, preparation and execution of this Agreement, the fact that one of the parties to this Agreement may be deemed to have drafted or structured any provision of this Agreement shall not be considered in construing or interpreting any particular provision of this Agreement, either in favor of or against such party.

(n)           If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable the same as if such invalid or unenforceable provision had never comprised a part of the Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(o)           This Agreement may be executed in a number of identical counterparts.  If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more of such counterparts than are required to show that each party hereto executed at least one such counterpart.

23.           TIME FOR ACCEPTANCE.  If this Agreement is not executed by all parties hereto on or before August 8, 2008, this Agreement shall be null, void and of no force or effect.

24.           SIGNAGE.  Buyer may only erect such signage on the Property as Seller approves, in its sole discretion, advertising the availability of the Property with its proposed future uses.

25.           Force Majeure.  Non-performance of any provision of this Agreement shall be excused, and all time periods calling for performance shall be extended, when performance is prevented or delayed by reason of any of the following forces reasonably beyond the control of the Buyer or Seller:

A.            War, insurrection, riot, flood, severe weather, earthquake, fire, casualty, acts of a public enemy, litigation, and acts or failures to act or delay by virtue of extraordinary circumstances of any governmental agency or entity.

B.            The inability, delay, negligence, or for any other reason whatsoever,  by Seller or Buyer, its\their agents, representatives, or others under its\their control or supervision to timely respond or cooperate with Seller or Buyer as the case may be in Seller’s or Buyer’s attempt to comply with any required time period contained in this Agreement.

26.           Further Assurances.   Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other instruments, and shall do any and all acts and things reasonably necessary in connection with the performance of its obligations, hereunder, and to carry out the intent of the parties, hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this instrument on the day and year indicated below.

Executed by Buyer on the 18th day of
July, 2008

Lincoln Property Company of Florida, Inc.

	By	/s/ Scott Stahley
Witness		Scott Stahley, Senior Vice President

Witness

Executed by Seller on the 5th day of
August, 2008

MEC Holdings (USA), Inc.

	By	/s/ Blake Tohana
Witness		Name: Blake Tohana
Title EVP and CFO

	By	/s/ William Ford
Witness		Name: William G. Ford
Title: Secretary

Sunshine Meadows Racing, Inc.

	By	/s/ Blake Tohana
Witness		Name: Blake Tohana
Title EVP and CFO

	By	/s/ William Ford
Witness		Name: William G. Ford
Title: Secretary

EXHIBIT A

(Legal Description of Land)

Parcel No. 1:

The NW 1/4 lying East of Interstate 75;

EXCEPT the South 1/2 of the SE 1/4 thereof;

AND the North 1/2 of the NE 1/4, all in Section 2, Township 15 South, Range 21 East, Marion County, Florida.

EXCEPT that part of the NE 1/4 of the NE 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida, lying East of NW 27th Avenue.

AND EXCEPT Commencing at a nail and cap at the Southeast corner of the North 1/2 of the NE 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida, and proceed N.89°32’57”W. along the South boundary line of said North 1/2, a distance of 30.00 feet to a concrete monument on the West right of way line of NW 27th Avenue (being 60.00 feet wide) said point being the Point of Beginning of Tract A as described herein; thence continue N.89°32’57”W. along said South boundary line, a distance of 700.00 feet to a concrete monument; thence N.00°29’23”E. 700.00 feet West of and parallel with said West right of way line, a distance of 530.00 feet to a concrete monument; thence S.89°32’57”E. 530.00 feet North of and parallel with said South boundary line, a distance of 700.00 feet to a concrete monument on aforesaid West right of way line; thence S.00°29’23”W. along said West right of way line, a distance of 530.00 feet to the Point of Beginning; said Tract A lying and being situate in Marion County, Florida. AND EXCEPT road right of way of NW 27th Avenue.

AND that portion of the West 3/4 of the SW 1/4 of Section 35, Township 14 South, Range 21 East, Marion County, Florida.

AND that portion of the SE 1/4 of Section 34, Township 14 South, Range 21 East, more particularly described as follows: Commence at the Southeast corner of the SW 1/4 of Section 35, Township 14 South, Range 21 East, Marion County, Florida; thence S.89°40’13”W. along the South boundary of said Section 35, a distance of 663.32 feet to the Point of Beginning; thence continue S.89°40’13”W. along said South boundary, 1496.57 feet to a point on the Easterly right of way line of Interstate No. 75 (300.00 feet wide) said point also being on a curve concave Southwesterly having a radius of 3424.17 feet, a central angle of 30°46’02” and a chord bearing and distance of N.15°54’22”W. 1816.73 feet; thence Northwesterly along said right of way curve an arc distance of 1838.74 feet to the point of tangency; thence N.31°19’06”W. along the aforesaid Easterly right of way line of Interstate No. 75, a distance of 250.35 feet; thence S.85°42’57”E. 645.20 feet; thence N.63°57’59”E. 681.09 feet; thence N.59°46’47”E. 381.43 feet; thence N.39°52’37”E. 221.32 feet; thence N.74°27’43”E. 177.25 feet; thence N.81°16’14”E. 215.01 feet to a point on the West boundary of the East 1/4 of the SW 1/4 of said Section 35; thence S.00°18’44”E. along said West boundary, 2645.14 feet to the Southwest corner of said East 1/4 of SW 1/4 and the Point of Beginning.

Parcel No. 2:

The East 1/2 of the SE 1/4 of the SW 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida. EXCEPT Road Right of Way

And

Parcel 1:

A parcel of land lying within Sections 35 and 36, Township 14 South, Range 21 East, Marion County, Florida, being more particularly described as follows:

Beginning at the Southeast corner of said Section 35; thence N. 89°31’21” W., along the South line of said Section 35, 2652.74 feat, to the South 1/4 corner of said Section 35; thence continue along said South line, N. 89°30’50” W., 663.11 feet, to the Southwest corner of the East 1/4 of the Southwest 1/4 of said Section 35; thence N. 00°28’12” E., along the West line of said East 1/4 of the Southwest 1/4, 2584.49 feet, to the South line of the North 60.00 feet of the South 1/2 of said Section 35; thence S. 89°43’25” E., along said South line, 842.22 feet; thence S. 00°28’12” W., parallel with the West line of the East 1/4 of the Southwest 1/4 of said Section 35, 2487.54 feet, to the North line of the South 100.00 feet of the Southeast 1/4 of said Section 35; thence S. 89°31’21” E., along said North line, 2472.85 feet, to the East line of the Southeast 1/4 of said Section 35; thence S. 89°41’43” E., parallel with the South line of the Southwest 1/4 of said Section 36, 12.39 feet, to the Westerly right of way line of NW 27th Avenue, as described in Official Records Book 1002, Page 1294, of the Public Records of Marion County, Florida, said point being a non-tangent intersection with a circular curve concave Easterly and having a radius of` 1039.91 feet; thence Southerly along said curve and Westerly right of way line, 104.70 feet, through a central angle of 5°46’07” and a chord bearing and distance of S. 16°51’05” E., 104.66 feet, to the South line of the Southwest 1/4 of said Section 36; thence N. 89°41’43” W., along said South line, 43.37 feet to the Point of Beginning.

And

The North 1/2 of the SW 1/4, and the West 1/2 of the SE 1/4 of the SW 1/4, and the South1/2 of the SE 1/4 of the NW 1/4, of Section 2, Township 15 South, Range 21 East, Marion County, Florida,

LESS AND EXCEPT Right of way for Interstate 75.

AND LESS AND EXCEPT any portion of the above described land lying west of Interstate 75.

AND LESS AND EXCEPT ANY OTHER ROAD RIGHT OF WAY

And

The East 1/2 of the SE 1/4 of the SW 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida. EXCEPT Road Right of Way

And

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10, TAYLORS SUBDIVISION, as per plat thereof recorded in Plat Book “F”, Page 85, of the Public Records of Marion County, Florida.

EXHIBIT B

(List of Signed Leases)

1.     Sign Location Lease dated July 9, 1998 between (1) William G. Boothby, Trustee and (2) Whiteco Outdoor Advertising, for Structure Number FL 3260 and Addendum to Sign Location Lease dated July 9, 1998

2.     Sign Location Lease dated July 9, 1998 between (1) William G. Boothby, Trustee and (2) Whiteco Outdoor Advertising, for Structure Number FL 3261 and Addendum to Sign Location Lease dated July 9, 1998

3.     Sign Location Lease dated July 9, 1998 between (1) William G. Boothby, Trustee and (2) Whiteco Outdoor Advertising, for Structure Number FL 3262 and Addendum to Sign Location Lease dated July 9, 1998

4.     Agreement dated July 31, 2002 between (1) MEC Holdings (USA) Inc. and (2) William G. Boothby, Trustee under that certain Land Trust Agreement dated October 6, 1995 assigning the rents of the Sign Location Leases to William G. Boothby

5.     Sign Location Agreement dated September 1, 2002 between (1) MEC Holdings (USA), Inc. and (2) National Advertising Company d/b/a Viacom Outdoor, Inc. for Lease No. 915685/09870A

6.     Sign Location Agreement dated September 1, 2002 between (1) MEC Holdings (USA), Inc. and (2) National Advertising Company d/b/a Viacom Outdoor, Inc. for Lease No. 915684/09869A

7.     Sign Location Agreement dated June 1, 2002 between (1) MEC Holdings (USA), Inc. and (2) Clear Channel Outdoor, Inc.

EXHIBIT C

(Commission Agreement)

EXHIBIT D

(Permitted Exceptions)

Parcel description is provided in Schedule I attached to Exhibit D

1.     Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records.

2.     All assessments and taxes for the year 2008 and all subsequent years, which are not yet due and payable.

3.     Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

4.     Any encroachments, easements, measurements, variations in area or content, party walls or other facts which a correct survey of the premises would show.

5.     Rights or claims of parties in possession not shown by the public records.

6.     Easement in favor of Florida Power Corporation recorded April 21, 1959 in Official Records Book 8, Page 96, of the Public Records of Marion County, Florida. (As to Parcel 2)

7.     Easement in favor of the City of Ocala recorded September 9, 1963 in Official Records Book 160, Page 761, of the Public Records of Marion County, Florida. (As to Parcel 2)

8.     Easement in favor of Florida Power Corporation recorded May 1, 1970 in Official Records Book 423, Page 291, of the Public Records of Marion County, Florida. (As to Parcel 2)

9.     Phosphate, Minerals, Metals and Petroleum Reservations in favor of the State of Florida, through the Trustees of the Internal Improvement Fund, as set forth in that certain Deed recorded October 25, 1944 in Deed Book 258, Page 5, Public Records Marion County, Florida, which right of entry has been released pursuant to Florida Statute 270.11. (As to a portion of Parcel 3 being the East 2.28 chains of the NE ¼ of the NE ¼ of Section 2, Township 15 South, Range 21 East)

10.   Easement in favor of Florida Power Corporation recorded July 23, 1946 in Deed Book 271, Page 15, of the Public Records of Marion County, Florida. (As to Parcel 3)

11.   Easement in favor of Texas Gas and Oil Corporation, a Delaware corporation recorded January 2, 1959 in Deed Book 369, Page 82, of the Public Records of Marion County, Florida. (As to Parcel 3)

12.	Easement in favor of Florida Power Corporation recorded May 8, 1959 in Official Records Book 9, Page 494, of the Public Records of Marion County, Florida. (As to Parcel 3)

13.	Easement in favor of the City of Ocala recorded January 21, 1975 in Official Records Book 670, Page 196, of the Public Records of Marion County, Florida. (As to Parcel 3)

14.	Easements in favor of The City of Ocala recorded May 1991in Official Records Book 1737, Page 909, of the Public Records of Marion County, Florida. (As to Parcel 3)

15.	Easement in favor of Southern Bell Telephone and Telegraph Company recorded June 21, 1941 in Deed Book 243, Page 240, of the Public Records of Marion County, Florida. (As to Parcel 4)

16.	Subject to right of way for NW 33rd Avenue and NW 24th Street as same affects Parcels 4 and 5.

17.	Easement in favor of Texas Gas and Oil Corporation, a Delaware corporation recorded January 8, 1959 in Deed Book 369, Page 179, of the Public Records of Marion County, Florida. (As to Parcel 5)

18.	Easement in favor of the City of Ocala recorded March 27, 1963 in Official Records Book 144, Page 299, of the Public Records of Marion County, Florida. (As to Parcel 5)

19.	Easement in favor of the City of Ocala recorded February 4, 1965 in Official Records Book 215, Page 717, of the Public Records of Marion County, Florida. (As to Parcel 5)

20.	Easement in favor of the City of Ocala as contained in Order of Taking recorded in Official Records Book 1951, Page 944, of the Public Records of Marion County, Florida. (As to Parcel 5)

21.

An unrecorded lease or sub-lease with certain terms, covenants, conditions and provisions set forth therein as disclosed by that certain Memorandum of Lease Agreement recorded October 7, 1998 in Official Records Book 2556, Page 1981, of the Public Records of Marion County, Florida. (As to Parcel 5)

SCHEDULE I

(Parcel Descriptions)

PARCEL 1:

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10, TAYLORS SUBDIVISION, according to the plat thereof recorded in Plat Book F, Page 85, of the Public Records of Marion County, Florida.

PARCEL 2:

A parcel of land lying within Sections 35 and 36, Township 14 South, Range 21 East, Marion County, Florida, being more particularly described as follows:

Beginning at the Southeast corner of said Section 35; thence N. 89°31’21” W., along the South line of said Section 35, 2652.74 feat, to the South 1/4 corner of said Section 35; thence continue along said South line, N. 89°30’50” W., 663.11 feet, to the Southwest corner of the East 1/4 of the Southwest 1/4 of said Section 35; thence N. 00°28’12” E., along the West line of said East 1/4 of the Southwest 1/4, 2584.49 feet, to the South line of the North 60.00 feet of the South 1/2 of said Section 35; thence S. 89°43’25” E., along said South line, 842.22 feet; thence S. 00°28’12” W., parallel with the West line of the East 1/4 of the Southwest 1/4 of said Section 35, 2487.54 feet, to the North line of the South 100.00 feet of the Southeast 1/4 of said Section 35; thence S. 89°31’21” E., along said North line, 2472.85 feet, to the East line of the Southeast 1/4 of said Section 35; thence S. 89°41’43” E., parallel with the South line of the Southwest 1/4 of said Section 36, 12.39 feet, to the Westerly right of way line of NW 27th Avenue, as described in Official Records Book 1002, Page 1294, of the Public Records of Marion County, Florida, said point being a non-tangent intersection with a circular curve concave Easterly and having a radius of` 1039.91 feet; thence Southerly along said curve and Westerly right of way line, 104.70 feet, through a central angle of 5°46’07” and a chord bearing and distance of S. 16°51’05” E., 104.66 feet, to the South line of the Southwest 1/4 of said Section 36; thence N. 89°41’43” W., along said South line, 43.37 feet to the Point of Beginning.

PARCEL 3:

The NW 1/4 lying East of Interstate 75;

EXCEPT the South 1/2 of the SE 1/4 thereof;

AND the North 1/2 of the NE 1/4, all in Section 2, Township 15 South, Range 21 East, Marion County, Florida.

EXCEPT that part of the NE 1/4 of the NE 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida, lying East of NW 27th Avenue.

AND EXCEPT Commencing at a nail and cap at the Southeast corner of the North 1/2 of the NE 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida, and

proceed N.89°32’57”W. along the South boundary line of said North 1/2, a distance of 30.00 feet to a concrete monument on the West right of way line of NW 27th Avenue (being 60.00 feet wide) said point being the Point of Beginning of Tract A as described herein; thence continue N.89°32’57”W. along said South boundary line, a distance of 700.00 feet to a concrete monument; thence N.00°29’23”E. 700.00 feet West of and parallel with said West right of way line, a distance of 530.00 feet to a concrete monument; thence S.89°32’57”E. 530.00 feet North of and parallel with said South boundary line, a distance of 700.00 feet to a concrete monument on aforesaid West right of way line; thence S.00°29’23”W. along said West right of way line, a distance of 530.00 feet to the Point of Beginning; said Tract A lying and being situate in Marion County, Florida. AND EXCEPT road right of way of NW 27th Avenue.

AND that portion of the West 3/4 of the SW 1/4 of Section 35, Township 14 South, Range 21 East, Marion County, Florida.

AND that portion of the SE 1/4 of Section 34, Township 14 South, Range 21 East, more particularly described as follows: Commence at the Southeast corner of the SW 1/4 of Section 35, Township 14 South, Range 21 East, Marion County, Florida; thence S.89°40’13”W. along the South boundary of said Section 35, a distance of 663.32 feet to the Point of Beginning; thence continue S.89°40’13”W. along said South boundary, 1496.57 feet to a point on the Easterly right of way line of Interstate No. 75 (300.00 feet wide) said point also being on a curve concave Southwesterly having a radius of 3424.17 feet, a central angle of 30°46’02” and a chord bearing and distance of N.15°54’22”W. 1816.73 feet; thence Northwesterly along said right of way curve an arc distance of 1838.74 feet to the point of tangency; thence N.31°19’06”W. along the aforesaid Easterly right of way line of Interstate No. 75, a distance of 250.35 feet; thence S.85°42’57”E. 645.20 feet; thence N.63°57’59”E. 681.09 feet; thence N.59°46’47”E. 381.43 feet; thence N.39°52’37”E. 221.32 feet; thence N.74°27’43”E. 177.25 feet; thence N.81°16’14”E. 215.01 feet to a point on the West boundary of the East 1/4 of the SW 1/4 of said Section 35; thence S.00°18’44”E. along said West boundary, 2645.14 feet to the Southwest corner of said East 1/4 of SW 1/4 and the Point of Beginning.

PARCEL 4:

The East 1/2 of the SE 1/4 of the SW 1/4 of Section 2, Township 15 South, Range 21 East, Marion County, Florida. EXCEPT the South 25 feet thereof for road right of way in Right of Way Deed recorded in Deed Book 329, page 564, Public Records of Marion County, Florida.

PARCEL 5:

The North 1/2 of the SW 1/4, and the West 1/2 of the SE 1/4 of the SW 1/4, and the South1/2 of the SE 1/4 of the NW 1/4, of Section 2, Township 15 South, Range 21 East, Marion County, Florida,

LESS AND EXCEPT Right of way for Interstate 75.

AND LESS AND EXCEPT any portion of the above described land lying West of Interstate 75.

AND LESS AND EXCEPT ANY OTHER ROAD RIGHT OF WAY